Exhibit 4.1

Execution Version

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of May 2, 2023, is entered into by and among Energy Transfer LP, a Delaware limited partnership (the “Parent”), and the parties set forth on Schedule I hereto (collectively, the “Holders” and each, individually, a “Holder”). Each party to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

WHEREAS, this Agreement is made in connection with the entry into that certain Membership Interest Purchase Agreement, dated as of March 26, 2023 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among Lotus Midstream LLC and Lotus Midstream Operations Management, LLC (collectively, the “Sellers”), and ET CPL Holdings LLC (the “Purchaser”), pursuant to which, among other things, as partial consideration for the sale of all of the issued and outstanding membership interests of Lotus Midstream Operations, LLC, a Delaware limited liability company, to the Purchaser pursuant to the Purchase Agreement, Parent will issue an aggregate 44,470,318 newly issued common units representing limited partnership interest of Parent (the “Parent Common Units”) at the direction of the Sellers to the Holders; and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement (the “Closing”) and, in connection with the Closing, the Parent and the Holders wish to enter into this Agreement to provide the Holders certain registration rights under the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder, or any similar successor statute (collectively, the “Securities Act”), with respect to the Parent Common Units.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Parent and the Holders hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York.

“Closing” shall have the meaning set forth in the recitals.

“Courts” shall have the meaning set forth in Section 3.14.

“Effectiveness Period” shall have the meaning set forth in Section 2.03(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, state, local, municipal, foreign or multinational government, or any subsidiary body thereof or governmental or quasi-governmental authority of any nature, including, any governmental agency, branch, commission, department, official, or entity, any court, judicial authority, or other tribunal, and any arbitration body or tribunal.

“Holder” and “Holders” shall have the meaning set forth in the preamble.

“Law” means any applicable domestic or foreign federal, state, local, municipal, or other administrative order, constitution, law, order, policy, ordinance, rule, code, principle of common law, case, decision, regulation, statute, tariff or treaty, or other requirements with similar effect of any Governmental Authority or any binding provisions or interpretations of the foregoing.

“Purchase Agreement” shall have the meaning set forth in the recitals.

“Purchaser” shall have the meaning set forth in the recitals.

“National Securities Exchange” means an exchange registered with the SEC under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the SEC under Section 6(a) of the Exchange Act or (any successor to such Section)) that Parent shall designate as a National Securities Exchange for purposes of this Agreement.

“Opt-Out Notice” shall have the meaning set forth in Section 2.07.

“Parent” shall have the meaning set forth in the preamble.

“Parent Common Units” shall have the meaning set forth in the recitals.

“Party” and “Parties” shall have the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Holder, any Affiliate, direct or indirect partners, shareholders, members or other holders of other equity interests of such Holder.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Proceedings” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation, subpoena or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority, arbitrator, or mediator.

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Units, as amended or supplemented and including all material incorporated by reference in such prospectus or prospectuses.

“Register,” “Registered,” and “Registration” shall refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Units” means (i) Parent Common Units beneficially owned by the Holders as of the date of this Agreement and (ii) any securities issued or issuable with respect thereto by way of conversion, exchange, replacement, unit dividend, unit split or other distribution or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization or otherwise. For purposes of this Agreement, any Registrable Unit shall cease to be a Registrable Unit upon the earliest to occur of the following: (A) when the Shelf Registration Statement covering such Registrable Unit has been declared effective by the SEC and such Registrable Unit has been sold or disposed of pursuant to such effective Self Registration Statement; (B) when such Registrable Unit has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act or in a private transaction exempt from registration under the Securities Act; and (C) when such Registrable Unit becomes eligible for sale pursuant to Rule 144(b)(1)(i) without limitation under any other requirements of Rule 144 under the Securities Act (or any similar provision then in effect) (the “Rule 144 Fall-Away Date”).

“Registration Expenses” shall have the meaning set forth in Section 2.05.

“Registration Statement” means any registration statement of the Parent under the Securities Act that covers any of the Registrable Units pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents incorporated by reference in such Registration Statement.

“Rule 144 Fall-Away Date” shall have the meaning set forth in Section 1.01.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall have the meaning set forth in the recitals.

“Sellers” shall have the meaning set forth in the recitals.

“Shelf Registration Statement” shall have the meaning set forth in Section 2.01.

“Suspension Period” shall have the meaning set forth in Section 2.02.

ARTICLE II

REGISTRATION RIGHTS

Section 2.01 Shelf Registration. As promptly as practicable after the date hereof, and in any event within five Business Days following the date hereof, the Parent shall use commercially reasonable efforts to prepare and file a Registration Statement to permit the public resale of the Registrable Units held by the Holders from time to time as permitted by Rule 415 of the Securities Act (the “Shelf Registration Statement”) in accordance with the provisions of this Agreement. The Parent shall effect such Shelf Registration Statement using a registration statement on Form S-3 whenever the Parent is eligible to do so. The Parent shall use its commercially reasonable efforts to (i) cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof and (ii) keep such Shelf Registration Statement continuously effective during the Effectiveness Period.

Section 2.02 Suspension Periods. The Parent may delay the filing or effectiveness of, or by written notice to the Holders suspend the use of, the Shelf Registration Statement in conjunction with a registration of Registrable Units pursuant to Section 2.01, but in each such case only if the Parent determines in good faith that (a) such delay would enable the Parent to avoid disclosure of material information, the disclosure of which at that time would be adverse to the Parent (including by interfering with, or jeopardizing the success of, any pending or proposed acquisition, disposition or reorganization), (b) such filing or use would render the Parent unable to comply with applicable securities Laws or (c) obtaining any financial statements (including required consents) required to be included in the Shelf Registration Statement (or incorporated therein) would be impracticable. Any period during which the Parent has delayed the filing, effectiveness or use of the Shelf Registration Statement pursuant to this Section 2.02 is herein called a “Suspension Period.” In no event shall the number of days covered by (i) any one Suspension Period exceed 60 days and (ii) all Suspension Periods in any 360 day period exceed 150 days. The Holders shall keep the existence of each Suspension Period confidential.

Section 2.03 Obligations of the Parent and the Holders. (a) Whenever required under Section 2.01 to use commercially reasonable efforts to effect the registration of any Registrable Units, the Parent shall, at its expense:

(i) use commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the Prospectus used in connection therewith as may be necessary to comply with the applicable requirements of the Securities Act and to keep the Shelf Registration Statement effective until the earliest date on which any of the following occurs: (A) all Registrable Units covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement, (B) there are no longer any Registrable Units outstanding and (C) the Rule 144 Fall-Away Date (the “Effectiveness Period”);

(ii) furnish to each selling Holder (A) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be supplements or amendments), upon request, copies of reasonably complete drafts of all such documents proposed to be filed, and provide each such Holder the opportunity to object to any information pertaining to such Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Holder with respect to such information prior to filing the Shelf Registration Statement and the Prospectus included therein or any supplement or amendment thereto, and (B) an electronic copy of the Shelf Registration Statement and the Prospectus included therein and any supplements and amendments thereto in order to facilitate the public sale or other disposition of the Registrable Units covered by the Shelf Registration Statement;

(iii) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Units for sale in any jurisdiction in the United States;

(iv) if applicable, use commercially reasonable efforts to register or qualify such Registrable Units under such other securities or blue sky laws of such U.S. jurisdictions as the Holders reasonably request and continue such registration or qualification in effect in such jurisdictions for as long as the applicable Shelf Registration Statement may be required to be kept effective under this Agreement (provided, that the Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (v), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v) the Parent shall ensure that the Shelf Registration Statement when it is declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in the Shelf Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the effective date of the Shelf Registration Statement, but in any event within one Business Day of such date, the Parent will notify the selling Holders of the effectiveness of the Shelf Registration Statement;

(vi) promptly notify the Holders, at any time when delivery of a Prospectus relating to its Registrable Units would be required under the Securities Act, of (A) the occurrence of any event as a result of which the Prospectus included in the Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Registrable Units, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (B) the Parent’s receipt of any written comments from the SEC with respect to any filing referred to in clause (A) and any written request by the SEC for amendments or supplements to the Shelf Registration Statement or any Prospectus thereto, the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement, or the initiation of any proceedings for that purpose, and (C) the receipt by the Parent of any notification with respect to the suspension of the qualification of any Registrable Units for sale under the applicable securities or blue sky laws of any jurisdiction. The Parent agrees to as promptly as practicable amend or supplement the Prospectus or take other appropriate action so that the Prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(vii) upon request, furnish to each selling Holder, subject to appropriate confidentiality obligations, copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Units;

(viii) otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as promptly as practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder; and

(ix) use commercially reasonable efforts to cause all such Registrable Units to be listed on each National Securities Exchange on which securities of the same class issued by the Parent are then listed.

(b) It shall be a condition precedent to the obligations of the Parent to take any action pursuant to this Agreement that the Holders shall furnish to the Parent such information regarding itself, the Registrable Units held by it, and the intended method of disposition of such securities as the Parent shall reasonably request and as shall be required in connection with the action to be taken by the Parent.

(c) The Holders agree by having their Parent Common Units treated as Registrable Units hereunder that, upon being advised in writing by the Parent of the occurrence of an event pursuant to Section 2.03(vi) when the Parent is entitled to do so pursuant to Section 2.02, the Holders will immediately discontinue (and direct any other Persons making offers and sales of Registrable Units to immediately discontinue) offers and sales of Registrable Units pursuant to the Shelf Registration Statement until it is advised in writing by the Parent that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 2.03(vi), and, if so directed by the Parent, the Holders will deliver to the Parent all copies, other than permanent file copies then in the Holders’ possession, of the Prospectus covering such Registrable Units current at the time of receipt of such notice.

(d) The Parent may prepare and deliver an issuer free writing prospectus (as such term is defined in Rule 405 under the Securities Act) in lieu of any supplement to a Prospectus, and references herein to any “supplement” to a Prospectus shall include any such issuer free writing prospectus. No seller of Registrable Units may use a free writing prospectus to offer or sell any such Registrable Units without the Parent’s prior written consent.

(e) It is understood and agreed that the Parent shall not have any obligations under this Article II at any time following the termination of this Agreement.

Section 2.04 Other Registration Rights Agreements. The Parent has not entered into and unless agreed in writing by each Holder on or after the date of this Agreement, will not enter into, any agreement that is inconsistent with the rights granted to the Holders with respect to Registrable Units in this Agreement or otherwise conflicts with the provisions hereof in any material respect.

Section 2.05 Expenses of Registration. All expenses incurred in connection with any Registration pursuant to Section 2.01 of this Agreement, including, without limitation, all registration, filing and qualification fees, word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky laws, fees of the Parent’s transfer agent and registrar and the fees and disbursements of counsel for the Parent (“Registration Expenses”), shall be paid by the Parent. The Holders shall bear and pay the underwriting discounts and commissions applicable to securities offered for their account and fees of counsel incurred by any Holder in connection with any sale or disposition of securities pursuant to this Agreement.

Section 2.06 Indemnification. The Parent shall indemnify, to the fullest extent permitted by Law, the Holders and their respective directors, officers, Affiliates, employees, agents and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities (joint or several), judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) relating to the Registrable Units arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Shelf Registration Statement or Prospectus or any amendment thereof or supplement thereto or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are made in reliance and in conformity with information furnished in writing to the Parent by any Holder for use in connection with the Shelf Registration Statement or Prospectus, or amendment or supplement thereto.

(a) In connection with the Shelf Registration Statement in which any Holder is participating, such Holder shall furnish to the Parent in writing such information as the Parent reasonably requests for use in connection with the Shelf Registration Statement or Prospectus, or amendment or supplement thereto, and such Holder shall indemnify to the fullest extent permitted by Law, the Parent and its respective directors, officers, Affiliates, employees, agents and each Person who controls Parent (within the meaning of the Securities Act or the Exchange Act), against all losses, claims, damages, liabilities (joint or several), judgments, costs (including reasonable costs of investigation) and expenses (including reasonable attorneys’ fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Shelf Registration Statement or Prospectus, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that the same are made in reliance and in conformity with information furnished in writing to the Parent by or on behalf of such participating Holder expressly for use therein.

(b) Any Person entitled to indemnification hereunder shall (1) give prompt written notice to the indemnifying Person of any claim with respect to which it seeks indemnification and (2) permit such indemnifying Person to assume the defense of such claim with counsel reasonably satisfactory to the indemnified Person. Failure to so notify the indemnifying Person shall not relieve it from any liability that it may have to an indemnified Person. The indemnifying Person shall not be subject to any liability for any settlement made by the indemnified Person without its consent (but such consent will not be unreasonably withheld). An indemnifying Person who is entitled to, and elects to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to one local counsel) for all Persons indemnified (hereunder or otherwise) by such indemnifying Person with respect to such claim (and all other claims arising out of the same circumstances), unless in the reasonable judgment of any indemnified Person there may be one or more legal or equitable defenses available to such indemnified Person that are in addition to or may conflict with those available to another indemnified Person with respect to such claim, in which case each such indemnified Person shall be entitled to use separate counsel. The indemnifying Person shall not consent to the entry of any judgment or enter into or agree to any settlement relating to a claim or action for which any indemnified Person would be entitled to indemnification by any indemnified Person hereunder unless such judgment or settlement imposes no ongoing obligations on any such indemnified Person and includes as an unconditional term the giving, by all relevant claimants and plaintiffs to such indemnified Person, of a release, reasonably satisfactory in form and substance to such indemnified Person, from all liabilities in respect of such claim or action for which such indemnified Person would be entitled to such indemnification.

(c) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified Person or any officer or director of such indemnified Person and shall survive the transfer of securities and the termination of this Agreement, but only with respect to offers and sales of Registrable Units made before such termination.

(d) If the indemnification provided for in or pursuant to this Section 2.06 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying Person, in lieu of indemnifying such indemnified Person, shall contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying Person, on the one hand, and of the indemnified Person, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying Person or by the indemnified Person, and by such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Section 2.07 Opt Out. Any Holder may deliver written notice (an “Opt-Out Notice”) to Parent requesting that such Holder not receive any notice of any event that would lead to a Suspension Period as contemplated by Section 2.02; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), Parent shall not deliver any notice to such Holder pursuant to Section 2.02, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify Parent in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.07) and the Suspension Period remains in effect, Parent will so notify such Holder, within one Business Day of such Holder’s notification to Parent, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Section 2.08 Removal of Restrictive Legends. The Private Placement Legend on any Parent Common Units covered by this Agreement shall be removed if (a) such Parent Common Units are sold or disposed of pursuant to an effective Shelf Registration Statement, (b) such Parent Common Units are sold pursuant to Rule 144 and each Holder and participating broker delivers to Parent a letter in customary form for Rule 144 representing that such Holder has complied with the applicable provisions of Rule 144 or (c) a Holder requests after the Rule 144 Fall-Away Date and such Holder delivers to Parent a letter in customary form for Rule 144 representing that the applicable provisions of Rule 144 have been met in connection with such Rule 144 Fall-Away Date. Parent shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Parent Common Units pursuant to this Section 2.08 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied. In connection with any legend removal pursuant to this Section 2.08, if required by Parent’s transfer agent, Parent shall cause an opinion of counsel to be delivered to and maintained with Parent’s transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Parent Common Units without any such legend. Parent shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 2.08.

ARTICLE III

MISCELLANEOUS

Section 3.01 Termination. Except as provided in Section 2.06, this Agreement and all obligations of the Parent and each of the Holders hereunder shall automatically terminate and have no further force or effect as of the earlier of (i) the date as of which all of the Registrable Units held by such Holder have been sold pursuant the Shelf Registration Statement and (ii) the Rule 144 Fall-Away Date.

Section 3.02 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Schedule, Section, Article and subsection refer to the corresponding Schedules, Sections, Articles and subsections of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to money refer to the lawful currency of the United States. The Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Section 3.03 Amendment and Modifications. This Agreement may be amended, modified or supplemented only by written agreement of the Parent and Holders holding a majority of the then outstanding Registrable Units; provided, however, that notwithstanding the foregoing, any amendment, modification or supplement hereto that adversely affects one Holder, solely in its capacity as a holder of the Parent Common Units, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 3.04 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 3.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by email transmission, or mailed by a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Parent to:

Energy Transfer LP

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Attention: Chris Hefty & Jason Healy

E-Mail: Chris.Hefty@energytransfer.com;

Jason.Healy@energytransfer.com

with a copy to:

Sidley Austin LLP

1000 Louisiana Street, Suite 5900

Houston, Texas 77002

Attention: George Vlahakos & Atman Shukla

E-Mail: gvlahakos@sidley.com; ashukla@sidley.com

and if to any Holder, at such Holder’s address or facsimile number as set forth in the Parent’s books and records.

Section 3.06 Transfer or Assignment of Registration Rights. The rights to cause the Parent to register Registrable Units under Article II may be transferred or assigned by each Holder only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with express prior written consent of Parent, provided, in each case, (i) Parent is given written notice prior to any transfer or assignment, stating the name and address of each transferee or assignee and identifying the Registrable Units with respect to which such registration rights are being transferred and (ii) that any such transferee shall not be entitled to the rights provided in this Agreement unless each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement. Notwithstanding anything to the contrary contained in this Section 3.06, any Holder may elect to transfer all or a portion of its Registrable Units to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Units so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 3.06.

Section 3.07 Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of the Parent or any successor or assign of the Parent (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Units, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.

Section 3.08 Third Party Beneficiaries. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person other than the Parties, including any creditor of any Party or any of their Affiliates, except that Section 2.06 shall inure to the benefit of the Persons referred to therein. No Person other than the Parties shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any other Parties hereto.

Section 3.09 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, among the Parties or between any of them with respect to such subject matter.

Section 3.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction by any applicable Governmental Authority, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, such provision shall be invalid, illegal or unenforceable only to the extent strictly required by such Governmental Authority, to the extent any such provision is deemed to be invalid, illegal or unenforceable, each Party agrees that it shall use its reasonable best efforts to cause such Governmental Authority to modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible and to the extent that the Governmental Authority does not modify such provision, each Party agrees that it shall endeavor in good faith to exercise or modify such provision so that such provision shall be valid, legal and enforceable as originally intended to the greatest extent possible.

Section 3.11 Facsimiles; Electronic Transmission; Counterparts. This Agreement may be executed by facsimile or other electronic transmission (including scanned documents delivered by email) by any Party and such execution shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

Section 3.12 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 3.13 Governing Law. This Agreement and all questions relating to the interpretation or enforcement of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware.

Section 3.14 Consent to Jurisdiction. Each Party hereby agrees that service of summons, complaint or other process in connection with any Proceedings contemplated hereby may be made in accordance with Section 3.05 addressed to such Party at the address specified pursuant to Section 3.05. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court does not have jurisdiction over such action or proceeding, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such Proceedings is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate courts of any thereof (collectively, the “Courts”), for the purposes of any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Proceeding relating hereto except in such Courts as provided herein). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent in accordance with Section 3.05 to such Party’s address set forth in Section 3.05 will be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the

Parties irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby in the Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Proceeding properly brought in accordance with the terms of this Agreement shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

Section 3.15 WAIVER OF JURY TRIAL. EACH PARTY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 3.16 Remedies. The Parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 3.01, the Parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the Parties hereto hereby waives any requirement for security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The Parties further agree that, by seeking the remedies provided for in this Section 3.16, no Party hereto shall in any respect waive its right to seek any other form of relief that may be available to it (i) under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 3.16 are not available or otherwise are not granted, or (ii) under the Purchase Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER LP

By:	LE GP, LLC.,
its general partner

By:	/s/ Thomas E. Long
Name: Thomas E. Long
Title: Co-Chief Executive Officer

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

LOTUS MIDSTREAM, LLC

By:	/s/ Michael Prince
Name: Michael Prince
Title: Chief Executive Officer

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

LOTUS MIDSTREAM OPERATIONS MANAGEMENT, LLC

By:	/s/ Michael Prince
Name: Michael Prince
Title: Chief Executive Officer

SIGNATURE PAGE TO

REGISTRATION RIGHTS AGREEMENT

Schedule I

Holders

Name	Number of Parent Common Units
Lotus Midstream, LLC	44,465,871
Lotus Midstream Operations Management, LLC	4,447

Schedule I